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             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549

           _______________________________________

                          FORM 8-K

 Pursuant to Section 13 or 15(d) of the Securities Exchange
                         Act of 1934
                 Date of Report July 1, 1996
              (Date of Earliest Event Reported)

           _______________________________________

                  Precision Castparts Corp.
   (Exact name of registrant as specified in its charter)


         Oregon                1-10348        93-0460598
(State or other jurisdiction (Commission   (I.R.S. Employer
  of incorporation of         File No.)  Identification No.)
     organization)
 4600 S.E. Harney Drive
Portland, Oregon 97206-0898

               Registrant's telephone number,
      including area code:  Telephone:  (503) 777-3881

                          No Change
   (Former name or address, if changed since last report)

           _______________________________________
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Item 5.

   PRECISION CASTPARTS CORP. TO ACQUIRE NEWFLO CORPORATION

PORTLAND, Oregon -- July 1, 1996 -- Precision Castparts Corp. (NYSE:PCP) has entered into an agreement to acquire all of the stock of the NEWFLO Corporation of Austin, Texas, a leader in the design, manufacturing, marketing, and servicing of high quality, niche-oriented industrial fluid management products, in a transaction valued at $300 million. The transaction value includes the assumption of $100 million of subordinated debt registered under the Securities Act of 1933 and the retirement of NEWFLO's senior debt.

NEWFLO's product lines fall into three categories: fluid handling industrial pumps, industrial valves, and fluid measurement instruments. These types of products are critical components in the energy market, industrial process and water resources markets, and other markets including electric power generation, commercial construction, chemical, and the marine and mining industries. NEWFLO markets its products under brand names including Newman's (NEWCO), General Valve, Johnston Pump, PACO Pumps, Water Specialties, Penberthy, Techno, and Barber. The company's principal manufacturing facilities are located in Texas, Pennsylvania, Illinois, California, and Alberta, Canada. In addition, the company has numerous sales agents and support personnel located around the world to serve the international marketplace. NEWFLO's sales for calendar 1995, restated to include 12 months' sales for a recent acquisition, were $216 million, and sales for the six months ended June 30, 1996, are estimated at approximately $119 million.

"We look upon the addition of NEWFLO to Precision Castparts with a great deal of enthusiasm and optimism," said William
C. McCormick, chairman, president, and chief executive officer of Precision Castparts Corp. "For some time now, we have been advancing our strategy of building a solid, profitable future for PCC both through internal growth and through acquisition. For most of PCC's existence, we have been totally at the mercy of the aerospace market; this acquisition will continue our efforts in mitigating that situation. While we will continue to be a preeminent aerospace supplier, we are using our current financial and operating strengths to create a stronger, less volatile, more diversified company for the future.



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"With this acquisition, we are solidifying our general
industrial business base. We acquired our Specialty Products Division [SPD] in March 1995 and have since made two smaller acquisitions to complement this division's strengths. The general industrial market does not move through the same business cycles as aerospace. This year, we are also investing a significant amount of money to increase our investment casting capacity for both the aerospace and the industrial gas turbine markets.

"PCC's acquisition strategy has been in place for some time, and NEWFLO meets all the criteria for acquisition that we had previously established. Its products, which are number one or two in many of their respective markets, incorporate proprietary technology, serve niche markets, and generate good operating margins. In addition, NEWFLO has positioned itself through its worldwide marketing efforts, new product introductions, and operational excellence to achieve a continuing record of solid growth in sales and earnings. Their international experience and sales capability should prove valuable to us as we continue to penetrate overseas markets with our metal-injection molding, composites, and SPD products. The acquisition of NEWFLO is also expected to be immediately accretive to PCC's earnings."

J. Jack Watson has served as the chairman, president, and chief executive officer of NEWFLO Corporation since 1990.
He will continue as president of PCC's newest subsidiary.

"NEWFLO's operating companies have sold, maintained, and replaced pumps, valves, and instruments for an average of more than 50 years." said Watson. "This longevity has created a large installed product base for service, repair, and replacement; there is a strong customer loyalty to the company's products. We truly believe that certain of our products are among the best-selling in their respective niche markets around the world.

"NEWFLO products are found worldwide, and we believe that the demand for these products in the future will be growing due to increased capital expenditures for industrial facilities and infrastructure, for compliance with environmental and safety regulations, and for oil and gas production and transportation in both developed and emerging countries. In addition to serving these growth markets, we are less prone to the cyclicality of the industries that we serve due to the substantial replacement and service opportunities in the installed base.

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"Since 1987, we have pursued a strategy of growth through
acquisition and internal opportunities, and, similar to PCC, our efforts have been directed toward applying our proven operating skills to improve operating results. NEWFLO's success has been founded on our continuing commitment to the highest quality people, very low overhead, low cost manufacturing, and competent global procurement."

The transaction is expected to close in four to six weeks, after compliance with Hart-Scott-Rodino filing requirements.

Financing for the purchase of NEWFLO will come from a $400 million credit facility provided by Bank of America N.T. and S.A. Goldman Sachs represented the selling shareholders in this transaction.

Precision Castparts Corp. produces investment castings for aerospace and power generation customers, manufactures castings for automotive, medical, and other commercial applications, provides metal-injection-molded parts to the automotive and other markets, supplies metal-matrix composites to the electronics industry, and makes metalworking and gundrilling tools and machines, as well as gears and bearings for a wide variety of industrial customers.

This press release includes forward-looking statements that are subject to a number of uncertainties, including but not limited to the continued level of demand for NEWFLO's products, smooth integration of NEWFLO into Precision Castparts Corp., NEWFLO's continuing relationships with existing customers and distributors, and the cyclicality and growth potential of the markets served by NEWFLO. These statements are within the safe harbor created by Section 27A of the Securities Act of 1933, as amended.

                         SIGNATURES
     Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                         PRECISION CASTPARTS CORP.

Dated  July 1, 1996           /s/  W.D. Larsson
                              ______________________________
                              W. D. Larsson
                              Vice President and
                              Chief Financial Officer

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